 Exhibit 99.1

For further information contact
Rodger W. Smith, 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Announces Results of
Special Meeting of Shareholders on December 31, 2009

Natchez, MS (January 4, 2010)--Callon Petroleum Company (NYSE: CPE) today announced that at a Special Meeting of Shareholders held on December 31, 2009, shareholders approved an amendment to Article Four of the company’s Certificate of Incorporation which increases the number of authorized shares of the company’s common stock from 30,000,000 shares to 60,000,000 shares.  Also approved by the company’s shareholders was a proposal to issue shares of the company’s common stock upon conversion of the company’s convertible preferred stock.

An amendment to the Certificate of Incorporation reflecting the increase in authorized shares was effective on December 31, 2009. According to the terms of its certificate of designations, the convertible preferred stock was automatically converted into shares of the company’s common stock at a rate of 10 shares of common stock per share of convertible preferred stock for an aggregate of 3,108,020 shares of common stock.  As of December 31, 2009 and after taking into effect the conversion, the company had approximately 28.7 million shares of common stock outstanding.

Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties primarily in the Gulf Coast region.  Callon’s properties and operations are geographically concentrated in Louisiana, Texas and the offshore waters of the Gulf of Mexico.

It should be noted that this news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements include proved reserve estimates, future development opportunities and expectations regarding closing of the transaction, and reflect the company’s current views with respect to future events.  No assurances can be given, however, that these events will occur and actual results could differ materially from those projected as a result of certain factors.  Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.